EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Spanish Broadcasting System, Inc. Announces the Completion of its New Credit Facilities and
Redemption of its Senior Subordinated Notes due 2009

Coconut Grove, Florida, June 14, 2005 — Spanish Broadcasting System, Inc. (the “Company” or “SBS”) (NASDAQ: SBSA) announced today that it has successfully entered into two new senior secured credit facilities with affiliates of Lehman Brothers Inc., Merrill Lynch and Wachovia Securities. The new senior credit facilities consist of $425.0 million in funded term loans, under a first and second lien credit facilities and a $25.0 million revolving loan facility.

SBS used a portion of these proceeds to repay its old senior secured credit facility and accrued interest. The remaining proceeds together with cash on hand, totaling approximately $357.5 million, will be used to redeem its 9 5/8 senior subordinated notes due 2009 (including the redemption premium and accrued interest through redemption.)

Joseph A. García, Chief Financial Officer, commented, “We are very pleased with the execution and favorable terms of this transaction, which will significantly lower our interest expense, generate incremental cash flow and strengthen our balance sheet. We are in the final stages of our deleveraging plan, which includes the non-strategic asset sale of our Los Angeles stations KDAY-FM and KDAI-FM to Styles Media that is expected to close on or before July 31, 2005. A portion of these asset sale proceeds will be used to pay down the new second lien credit facility.”

About Spanish Broadcasting System
Spanish Broadcasting System, Inc. is the largest Hispanic-controlled radio broadcasting company in the United States. After giving effect to a pending divestiture, the Company will own and operate 20 radio stations in the top Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, including the #1 Spanish-language radio station in America, WSKQ-FM in New York City. The Company also operates LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate site can be accessed at www.spanishbroadcasting.com.

Contact:

Analysts and Investors	Analysts, Investors or Media
Joseph A. García	Todd St.Onge
Executive Vice President, Chief Financial Officer	Brainerd Communicators, Inc.
and Secretary	(212) 986-6667
(305) 441-6901